                                                                                 EXHIBIT 12

                                                            SBC COMMUNICATIONS INC.
                                               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                              Dollars in Millions

                                                                            YEAR ENDED DECEMBER 31,
                                                     1996             1995            1994             1993             1992
Income Before Income Taxes,
 Extraordinary Loss and Cumulative
 Effect of Changes in Accounting Principles*   $    3,093      $     2,698      $    2,300       $    1,883       $    1,701

   Add: Interest Expense                              472              515             480              496              530

        1/3 Rental Expense                             57               46              42               41               45


   Adjusted Earnings                           $    3,622      $     3,259      $    2,822       $    2,420       $    2,276


Total Interest Charges                         $      493      $       515      $      480       $      496       $      530

1/3 Rental Expense                                     57               46              42               41               45


   Adjusted Fixed Charges                      $      550      $       561      $      522       $      537       $      575


Ratio of Earnings to Fixed Charges                   6.59             5.81            5.41             4.51             3.96


* Undistributed earnings on investments accounted for under the equity method have been excluded.
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